Exhibit 99.1

Nightfood Launches Connected TV Ad
Campaign to Capitalize on Significant Retail Expansion

Targeting 80% of Consumers with Healthier Night Snacks Between Dinner and Bed

Tarrytown, NY, July 21, 2021 – Nightfood Holdings, Inc. (OTCQB: NGTF), the better-for-you snack company targeting the $50 billion Americans spend annually on nighttime snacks, today announced the airing of the Company’s first video ads on connected TV and “over-the-top” TV to consumers across the country.

With its recent introduction into Walmart freezers, Nightfood sleep-friendly ice cream is now available in almost 2,000 supermarkets across the United States, including divisions of Kroger, Albertson’s and H-E-B, as well as Rouses Markets, Lowes Foods, and other independent chains.

The precision ad campaign starts today and is being coordinated and executed by the advertising agency of Jekyll & Hyde Labs, a full-service ad agency dedicated to scaling CPG challenger brands. Nightfood ads will appear on over-the-top TV (OTT) and connected TV (CTV) and will reach users of popular ad-supported network services such as Hulu, Roku, FUBO, Sling TV, as well as apps such as ESPN, A&E, Fox, Discovery Channel, and more.

To drive maximum efficiency, the campaign will be geographically targeted, with a focus on consumers who already shop at the specific store locations where Nightfood is available for sale.

“We’re reaching people while they’re streaming their favorite shows, mostly at night,” commented Nightfood CEO Sean Folkson. “That’s prime snacking time. We believe the targeting we are able to achieve with this campaign will be incredibly powerful, and we’re working with a partner that specializes in scaling consumer brands through supermarkets and mass retail.”

Jekyll & Hyde founder Dr. Mark Young and Justin Girouard, hosts of the popular CPG Insiders podcast are the strategic forces behind the campaign. Recent Jekyll & Hyde case studies include Eggland’s Best, Botticelli Foods, and Simply Potatoes.

“Nightfood’s sleep-friendly ice cream has tremendous appeal, and our job is to introduce the brand to those consumers most likely to become long-term customers,” commented Young. “The Nightfood team has created this new category of night snacks, and we believe the product delivers on the brand promise. We believe the campaign will be a great success.”

Nightfood: Pioneering the Night Snacks Category

Over 80% of Americans snack regularly at night, resulting in an estimated 700 million nighttime snack occasions weekly, and an annual spend on night snacks of over $50 billion. The most popular choices are ice cream, cookies, chips, and candy. Recent research confirms these snacks, in addition to being generally unhealthy, can impair sleep due to excess fat and sugar consumed before bed.

Nightfood is pioneering the category of night snacks. Nightfood ice cream, the brand’s first mainstream product, is uniquely formulated by sleep and nutrition experts to contain less of those sleep-disruptive ingredients, along with a focus on ingredients and nutrients that research suggests can support nighttime relaxation and better sleep quality.

Unlike regular ice cream, Nightfood was formulated to contain more tryptophan, vitamin B6, calcium, magnesium, zinc, prebiotic fiber, and casein protein. It also has less sugar, less fat, and a lower glycemic profile. Because of its great taste and unique nutritional profile, Nightfood has been endorsed as the Official Ice Cream of the American Pregnancy Association and is the recommended ice cream for pregnant women.

The brand won the 2019 Product of the Year award in the ice cream category in a Kantar survey of over 40,000 consumers. Nightfood was also named Best New Ice Cream in the 2019 World Dairy Innovation Awards.

Nightfood ice cream is available in divisions of Walmart, Kroger, Albertson’s, and H-E-B, as well as many regional supermarket chains and independent retailers, and select hotel locations.

Questions can be directed to investors@Nightfood.com

Management also encourages Nightfood shareholders to connect with the Company via these methods:

E-mail: By signing up at ir.nightfood.com, investors can receive updates of filings and news releases in their inbox.

Telegram: There is now a live, interactive Telegram group which interested parties can join to reach team members and discuss Nightfood. Ask questions, learn more about the company and discuss future prospects. Join the Telegram Group Here: https://t.me/NightfoodHoldings

Forward Looking Statements:

This current press release contains "forward-looking statements. Statements in this press release which are not purely historical (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to, any products sold or cash flow from operations.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with distribution and difficulties associated with obtaining financing on acceptable terms. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Media Contact:

Kevin Farrell
Notably

media@Nightfood.com
215-760-7547

Investor Contact:

Tirth T. Patel
LHA Investor Relations

tpatel@lhai.com

212-201-6614